Exhibit 99

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FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
January 29, 2015	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 4th QUARTER 2014 EPS OF $1.32 REFLECTING STRONG REVENUE GROWTH;

AND REPORTS FULL YEAR 2014 EPS OF $5.78, A 14% INCREASE OVER 2013

WILMINGTON, Del., — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $12.7 million, or $1.32 per diluted common share for the final quarter of 2014 compared to net income of $11.4 million, or $1.23 per share for the third quarter of 2014 and net income of $12.1 million, or $1.33 per share for the fourth quarter of 2013. Results for both the third and fourth quarter of 2014 included significant corporate development costs primarily related to the merger integration of The First National Bank of Wyoming (FNBW).

Net income for the full year of 2014 was $53.8 million, up from $46.9 million for 2013. Earnings per share were $5.78 per diluted common share in 2014, 14% greater than the $5.06 per share reported for the full year 2013.

Highlights for the fourth quarter of 2014:

•	Core(o) net revenues increased $4.5 million, or 8% above the fourth quarter 2013.

•	Net interest margin increased by five basis points to 3.78% from 3.73% in the third quarter of 2014, and improved ten basis points from 3.68% in the fourth quarter 2013. This improvement resulted from fundamental positive trends in pricing and mix, together with the margin impact of the acquisition of FNBW.

•	Major credit quality statistics showed continued strong improvement during the quarter including classified assets which decreased by $46.5 million or 29% and stood at 21.5% of Tier 1 capital plus allowance for loan losses.

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Notable items:

•	WSFS recorded $1.0 million (pre-tax), or $0.07 per diluted common share (after-tax) in expenses related to corporate development activities. The majority were attributable to the acquisition of FNBW (no additional material integration costs are expected from the FNBW transaction in future periods). This compares to $2.6 million, or $0.18 per share in corporate development expense in the third quarter of 2014 and $525,000, or $0.04 per share in the fourth quarter of 2013.

•	WSFS recorded $565,000 (pre-tax), or $0.04 per diluted common share (after-tax) adjustment in benefit expense for its post-retirement health plan obligations, which was the result of a number of factors, including changes in assumptions to expected lower long-term interest rates (affecting the discount rate) and longer life expectancy of participants from a recent actuarial update to mortality tables. These updates are evaluated on an annual basis.

•	WSFS realized $58,000 (pre-tax), or less than $0.01 per diluted common share (after-tax) in net gains on securities sales during the fourth quarter of 2014 compared to $36,000 (pre-tax), or less than $0.01 per share (after-tax) in the third quarter of 2014 and $660,000, or $0.05 per share in the fourth quarter of 2013.

CEO outlook and commentary:

“The fourth quarter of 2014 capped a year of continued investment and growth in our franchise. This successful growth continues our trend of strong year-over-year earnings improvement. Core revenue growth and continued credit quality improvement both played a part in our success.

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“2014 was highlighted by our successful combination with FNBW in September, propelling us to a strong second place market share in Kent County, DE. In addition we added four seasoned relationship managers to our Commercial team, two business development professionals in our Wealth Management team and a business development professional in our Cash Connect division which will help continue our strong organic growth through 2015. We also created an innovation team in our company and invested in compliance, operations and other support professionals which will help support our continued success.

“These additions combined to further our core revenue expansion. Core revenues for the year increased 8% from last year as net interest income expanded 11% and core fee income improved 4%.

“We head into 2015 encouraged by our successes and working hard to meet our long term goal of becoming a sustainably high-performing bank by the end of this year. For the last two years we have provided quarterly updates in our investor presentations towards our target of a core ROA of at least 1.20% by the end of 2015, and we will continue to do so. Our successful strategy of ‘Engaged Associates delivering Stellar Service growing Customer Advocates and value for our Owners’ is key in achieving this goal.”

Fourth Quarter 2014 Discussion of Financial Results

Successful combination with FNBW helps further elevate net interest income and margin

Net interest income for the fourth quarter of 2014 was $38.2 million, a $1.5 million, or 4% (not annualized), improvement from the third quarter of 2014. The linked quarter improvement is attributable to the first full quarter impact of the FNBW merger and continued balance sheet mix and pricing management. The net interest margin for the fourth quarter of 2014 was 3.78%, a 5 basis point increase (4 basis points were attributable to the FNBW acquisition) from the 3.73% reported for the third quarter of 2014.

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Compared to the fourth quarter of 2013, net interest income increased $3.7 million, or 11%, and the net interest margin improved 10 basis points. As with the quarterly increase, the annual increase occurred despite yield curve and competitive pressures, and was primarily due to growth, including the combination with FNBW, improved balance sheet mix and continued focus on pricing discipline.

Loan portfolio grows 9% over prior year with the combination of FNBW

At December 31, 2014, the Company’s loan portfolio was $3.2 billion, an increase of $248.7 million, or 9%, over the amount at December 31, 2013. This growth included $176.0 million (net fair market value) in loans from the FNBW combination during the third quarter. Excluding the impact of the FNBW acquisition, loans for the year increased by $72.7 million. Originations far outpaced this number as growth was partially offset by commercial customer prepayments, including the advantageous payoff and paydown of a significant amount of problem loans during the year.

Total net loans increased $17.3 million to $3.2 billion compared to September 30, 2014. Increases in Commercial Real Estate (CRE) and Commercial & Industrial (C&I) loans of 5% (annualized) were offset by decreases in Construction and Residential loans. Quarter-to-quarter growth was also impacted by $26.0 million of problem loan payoffs and paydowns.

The following table summarizes loan balances and composition at December 31, 2014 compared to prior periods.

(Dollars in thousands)	At December 31, 2014		At September 30, 2014		At December 31, 2013
Commercial & industrial	$1,707,454	54%	$1,689,272	53%	$1,595,888	54%
Commercial real estate	799,785	25	788,189	25	718,972	24
Construction	141,241	4	146,833	5	105,460	4

Total commercial loans	2,648,480	83	2,624,294	83	2,420,320	82
Residential mortgage	247,650	8	256,349	8	254,324	9
Consumer	328,455	10	326,674	10	303,067	10
Allowance for loan losses	(39,426)	(1)	(39,484)	(1)	(41,244)	(1)

Net Loans	$3,185,159	100%	$3,167,833	100%	$2,936,467	100%

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Credit quality key metrics continue favorable trends

Credit quality statistics continued their positive trends. Classified loans decreased $46.5 million, or 29%, from September 30, 2014 and the ratio of total classified loans to Tier 1 capital plus allowance for loan losses (ALLL) improved to 21.5% from 28.7% at September 30, 2014 and 29.69% at December 31, 2013 driven by upgrades and the aforementioned payoff/pay down of problem loans.

Total loan portfolio delinquencies decreased by $17.6 million, or 50%, from September 30, 2014, to 0.55% of total loans and includes delinquent nonperforming loans. The improvement in delinquent loans includes the $18.0 million highly seasonal relationship mentioned as delinquent in the third quarter earnings release which was subsequently brought current.

Total nonperforming assets increased $5.1 million in the quarter to $52.4 million, the result of modifying two commercial relationships, moving them to accruing troubled debt restructurings which increased $8.3 million during the quarter. This increase was offset by a $2.7 million decrease in nonaccruing loans. The ratio of non-performing assets to total assets was 1.08% as of December 31, 2014 compared to 0.98% as of September 30, 2014 and 1.06% as of December 31, 2013.

Net charge-offs improved to $624,000, or only 8 basis points of gross loans annualized, compared to $2.2 million for the third quarter of 2014 and $1.5 million for the same quarter in 2013.

As a result, total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit provisions) were only $991,000 during the quarter ended December 31, 2014, a small increase from $862,000 in the previous quarter and a notable decrease from $2.2 million in the same quarter of 2013.

The allowance for loan loss (ALLL) of $39.4 million was essentially flat with the third quarter of 2014 and the ratio of the ALLL to total gross loans at December 31, 2014 was 1.23%, and was 164% of nonaccruing loans.

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Customer funding changes reflect continued strength in core deposits and seasonal year-end trust accounts

Total customer funding increased $431.3 million, or 14%, from December 31, 2013 to $3.5 billion. Included in this growth was $230.3 million (net fair market value) from FNBW and a $73.0 million increase in temporary trust-related money market deposits. The remaining increase reflects the strong organic growth of our core banking business.

Total customer funding increased $195.3 million, or 6% (not annualized), over levels reported at September 30, 2014. The linked-quarter increase in deposits was driven by an increase in core deposits of $228.6 million, or 8% (not annualized), over the same period, and included $188.5 million in temporary trust-related money market deposits. Partially offsetting this increase was a $27.3 million reduction in higher-cost, generally single-service CDs, as part of continued margin management.

The following table summarizes customer funding balances and composition at December 31, 2014 compared to prior periods.

(Dollars in thousands)	At December 31, 2014		At September 30, 2014		At December 31, 2013
Noninterest demand	$804,678	23%	$814,203	25%	$650,256	21%
Interest-bearing demand	688,370	20	689,544	21	638,403	21
Savings	402,032	11	405,157	12	383,731	13
Money market	1,066,224	31	823,781	25	887,715	29

Total core deposits	2,961,304	85	2,732,685	83	2,560,105	84
Customer time	500,974	14	528,257	16	458,110	15

Total customer deposits	3,462,278	99	3,260,942	99	3,018,215	99
Customer sweep accounts	10,986	1	16,978	1	23,710	1

Total customer funding	$3,473,264	100%	$3,277,920	100%	$3,041,925	100%

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Noninterest income reflects business growth and wealth management success

During the fourth quarter of 2014, noninterest income was $20.0 million compared to $19.8 million in the fourth quarter of 2013. Excluding net securities gains in both periods, core noninterest income increased $793,000, or 4%, compared to the fourth quarter of 2013. This increase was the result of growth in the Wealth Management and Cash Connect business segments as discussed later in this release. These increases were partially offset by a decline in deposit service charges related to: ongoing changes in customer behavior; the impact of previously disclosed breaches at merchants on card activation and usage; as well as a negative impact in the quarter from an internal system change, which had been rectified by the end of the year.

Noninterest income decreased $317,000 over the third quarter of 2014. The decrease was mainly attributable to lower deposit service charges as discussed above, as well as seasonally lower mortgage banking revenues. Offsetting these decreases was growth in the Wealth Management and Cash Connect businesses, which are each discussed more later.

Noninterest expense increase reflects investment for current and future growth

Noninterest expense for the fourth quarter of 2014 was $38.7 million, an increase of $4.1 million from $34.6 million in the fourth quarter of 2013. Excluding notable items in both periods, noninterest expense increased $3.0 million or 9%. Contributing to the year-over-year growth were growth in operating costs from two recently acquired companies (FNBW and Array/Arrow), organic hiring of additional revenue-generating professionals, investment in the related infrastructure and staffing costs to support these activities and additional compliance personnel. In addition, the Company also incurred an elevated level of professional fees in the fourth quarter of 2014, related to short-lived internal projects, which are not expected to re-occur at these levels after the fourth quarter.

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When compared to the third quarter of 2014, noninterest expense decreased $791,000 from $39.5 million. After adjusting for notable items in both periods, noninterest expense increased $1.3 million or 4% (not annualized). The overall growth is due mainly to ongoing operating costs associated with the recent FNBW acquisition, organic growth and infrastructure and compliance costs.

Selected Business Segments (included in previous results):

Wealth Management division fee-based revenue grew by 24% over the prior year

The Wealth Management division provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Wealth Investments, (formerly known as WSFS Investment Group, Inc.) provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with over $660 million in assets under management. Cypress’ primary market segment is high net worth individuals, offering a ‘balanced’ investment style focused on preservation of capital and current income. Christiana Trust, with $8.8 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, bankruptcy, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering other business units to deliver investment management, mortgage and fiduciary products and services.

Total wealth management revenue (net interest income, investment management and fiduciary revenue plus other noninterest income generated by the segment) was $8.0 million during the fourth quarter of 2014. This represented an increase of $1.0 million, or 14%, compared to the fourth quarter of 2013 and an increase of $675,000 or 9% (not annualized), compared to the third quarter of 2014. Fee based revenue increased $1.0 million, or 24%, compared to the fourth quarter of 2013 and increased $630,000 or 14% (not annualized) compared to the third quarter of 2014. This year-over-year growth reflects increases in revenue across many Wealth Management lines-of-business, with particular strength at Christiana Trust and WSFS Wealth Investments due to the recruiting of a local, experienced sales Associate, to assist our high net worth clients.

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Total segment noninterest expense (including intercompany allocations of expense and provision for loan losses) was $3.1 million during the fourth quarter of 2014 compared to $3.8 million during fourth quarter 2013 and $3.3 million during the third quarter of 2014. The decrease from prior periods was mainly the result of fluctuations in credit costs allocated to the division. Excluding credit costs, expenses increased $19,000 or 1%, compared to the fourth quarter of 2013. The small year-over-year increase was mostly due to highly effective expense management, including stringent vendor management with emphasis on volume pricing concessions from vendors. In addition, the fourth quarter of 2013 included one-time expenses resulting from the simplification of the organizational structure. When compared to the third quarter of 2014, expenses increased $278,000, or 9% (not annualized). These increases are due to the addition of business development Associates, related infrastructure necessary to support the division’s growth and an increase in variable expenses that are directly tied to revenue growth, including commissions and transaction charges.

Pre-tax income for the Wealth Management division in the fourth quarter of 2014 was $3.7 million compared to $2.1 million in the fourth quarter 2013 and $2.9 million in the third quarter 2014. Excluding more-variable credit costs, pre-tax income for the fourth quarter 2014 was $3.5 million compared to $2.6 million in the fourth quarter 2013 and $3.2 million in the third quarter 2014.

Cash Connect continues growth in 2014

The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States. Cash Connect® services over $507 million in vault cash in over 15,000 non-bank ATMs nationwide and operates more than 450 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

Cash Connect® recorded $6.5 million in net revenue (fee income less funding costs) during the fourth quarter of 2014, an increase of $394,000, or 6%, compared to $6.2 million in the fourth quarter of 2013 due to growth and additional product and service offerings. Current period net revenue increased $78,000, or 1% (not annualized) from the $6.5 million reported in the third quarter of 2014. Noninterest expenses (including

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intercompany allocations of expense) were $4.6 million during the fourth quarter of 2014, an increase of $717,000 from the fourth quarter of 2013, to support growth and development costs of new products, and an increase of $124,000 compared to the third quarter of 2014. Cash Connect® reported pre-tax income of $1.9 million for the fourth quarter of 2014, compared to $2.3 million in the fourth quarter of 2013 and $2.0 million in the third quarter of 2014.

Income taxes

The Company recorded a $6.3 million income tax provision in the fourth quarter of 2014 compared to a $5.8 million tax provision in the third quarter of 2014 and a $6.4 million income tax provision in the fourth quarter of 2013. The effective tax rate for the fourth quarter of 2014 was 33.1% compared to 33.8% in the third quarter of 2014 and 34.5% in the fourth quarter of 2013. The rate decrease was the result of additional tax exempt income arising from the recent combination with FNBW.

Capital management

During the fourth quarter of 2014, the Company strengthened its capital while also returning a larger portion of its earnings to stockholders. The Company’s tangible common equity(o) increased to $431.5 million from $418.1 million at September 30, 2014. Tangible common book value per share was $45.89 at December 31, 2014, a $1.39, or 3% (not annualized), increase from September 30, 2014. The Company’s tangible common equity to asset ratio(o) increased by 15 basis points to 9.00%.

At December 31, 2014, WSFS Bank’s Tier 1 leverage ratio of 10.52%, Tier 1 risk-based ratio of 12.54%, and total risk-based capital ratio of 13.56%, all decreased from the prior quarter because of a dividend from the Bank to the holding company to support its announced share buyback program; but all ratios still maintained a substantial cushion in excess of “well-capitalized” regulatory benchmarks. There was $54.5 million in cash remaining at the holding company as of December 31, 2014 to support the share repurchase plan and normal parent company cash needs.

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The Board of Directors approved a quarterly cash dividend of $0.15 per share of common stock. This dividend will be paid on February 27, 2015, to shareholders of record as of February 13, 2015.

During the third quarter of 2014, the Board of Directors approved a stock buyback program of up to 5% of total outstanding shares of common stock. Related to this authorization, the Company repurchased 116,421 common shares and common share equivalents at an average implied price of $77.18 during the fourth quarter. These buybacks included 81,233 common share equivalents related to the repurchase of 129,310 warrants to purchase common stock issued in conjunction with a 2009 equity offering. The Company has approximately 353,000 shares (4% of its 9.4 million shares outstanding), remaining to repurchase under its current authorization.

Fourth quarter 2014 earnings release conference call

Management will conduct a conference call to review fourth quarter results at 1:00 p.m. Eastern Time (ET) on January 30, 2015. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call, until February 14, 2015, by dialing 1-855-859-2056 and using Conference ID 67777309.

Immediately following the regular earnings conference call, management will hold the first in a series of periodic topical discussions. This first session will provide an overview of WSFS’ Wealth Division and include a brief presentation followed by an open Q and A. Future topics may include updates on other WSFS businesses and initiatives that support our business model.

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About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the largest and oldest bank and trust company headquartered in the Delaware Valley with $4.9 billion in assets on its balance sheet and $9.4 billion in fiduciary assets, including over $1 billion in assets under management. WSFS operates from 55 offices located in Delaware (45), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; seasonality, which may impact customer, such as construction-related businesses, the availability of public funds, and certain types of the Company’s fee revenue, such as mortgage originations; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; the Company’s ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect the Company’s ability to increase assets and to attract deposits; the Company’s ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; the Company’s ability to timely integrate any businesses it may acquire and realize any anticipated cost savings from those acquisitions; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2013 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest income:
Interest and fees on loans	$36,677	$34,850	$32,871	$137,048	$129,138
Interest on mortgage-backed securities	3,381	3,317	3,270	13,511	12,834
Interest and dividends on investment securities	842	837	693	3,285	1,692
Interest on reverse mortgage related assets (n)	1,212	1,323	1,242	5,129	2,867
Other interest income	228	472	257	1,364	391

	42,340	40,799	38,333	160,337	146,922

Interest expense:
Interest on deposits	1,958	1,823	1,666	7,151	7,180
Interest on Federal Home Loan Bank advances	577	663	498	2,427	1,874
Interest on trust preferred borrowings	333	332	336	1,321	1,342
Interest on Senior Debt	942	941	942	3,766	3,771
Interest on Bonds Payable	—	—	60	15	60
Interest on other borrowings	291	293	285	1,150	1,107

	4,101	4,052	3,787	15,830	15,334

Net interest income	38,239	36,747	34,546	144,507	131,588
Provision for loan losses	567	333	1,292	3,580	7,172

Net interest income after provision for loan losses	37,672	36,414	33,254	140,927	124,416

Noninterest income:
Credit/debit card and ATM income	6,134	6,219	6,119	24,129	24,350
Deposit service charges	3,979	4,477	4,571	17,071	17,208
Investment management and fiduciary revenue	4,911	4,332	3,905	17,364	15,528
Mortgage banking activities, net	928	1,229	1,143	3,994	3,980
Loan fee income	515	466	558	1,921	1,959
Securities gains, net	58	36	660	1,037	3,516
Bank-owned life insurance income	233	185	108	700	270
Reverse mortgage consolidation gain	—	—	—	—	3,801
Other income	3,229	3,360	2,732	12,062	9,539

	19,987	20,304	19,796	78,278	80,151

Noninterest expense:
Salaries, benefits and other compensation	19,953	19,292	17,780	76,387	70,866
Occupancy expense	3,438	3,456	3,317	14,192	13,486
Equipment expense	2,095	2,063	2,332	7,705	8,322
Data processing and operations expense	1,494	1,609	1,633	6,105	5,924
Professional fees	1,714	1,762	1,304	6,797	4,016
FDIC expenses	642	666	425	2,653	3,492
Loan workout and OREO expense	623	664	1,104	2,542	2,536
Marketing expense	819	643	660	2,403	2,428
Corporate development	999	2,620	525	4,031	717
Other operating expenses	6,889	6,682	5,518	25,004	21,142

	38,666	39,457	34,598	147,819	132,929

Income before taxes	18,993	17,261	18,452	71,386	71,638
Income tax provision	6,285	5,848	6,378	17,629	24,756

Net income	12,708	11,413	12,074	53,757	46,882
Dividends on preferred stock and accretion of discount	—	—	—	—	1,633

Net income allocable to common stockholders	$12,708	$11,413	$12,074	$53,757	$45,249

Diluted earnings per share of common stock:
Net income allocable to common stockholders	$1.32	$1.23	$1.33	$5.78	$5.06

Weighted average shares of common stock outstanding for diluted EPS	9,623,226	9,308,817	9,078,228	9,302,733	8,943,246
Performance Ratios:
Return on average assets (a)	1.07%	0.99%	1.09%	1.17%	1.07%
Return on average equity (a)	10.40	10.17	12.64	12.21	11.60
Return on tangible common equity (a) (o)	12.04	11.60	14.50	13.80	13.60
Net interest margin (a)(b)	3.78	3.73	3.68	3.68	3.56
Efficiency ratio (c)	65.84	68.65	63.13	65.76	62.42
Noninterest income as a percentage of total net revenue (b)	34.03	35.26	36.12	34.82	37.64

See “Notes”

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WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	December 31, 2014	September 30, 2014	December 31, 2013
Assets:
Cash and due from banks	$93,717	$95,473	$94,734
Cash in non-owned ATMs	414,188	375,555	389,360
Investment securities (d)	156,200	153,525	132,343
Other investments	23,412	30,054	36,201
Mortgage-backed securities (d)	710,164	689,835	684,773
Net loans (e)(f)(l)	3,185,159	3,167,833	2,936,467
Reverse mortgage related assets (n)	29,298	29,392	37,327
Bank owned life insurance	76,509	76,276	63,185
Goodwill and intangibles	57,593	58,176	38,978
Other assets	107,080	106,609	102,395

Total assets	$4,853,320	$4,782,728	$4,515,763

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$804,678	$814,203	$650,256
Interest-bearing deposits	2,657,599	2,446,740	2,367,959

Total customer deposits	3,462,277	3,260,943	3,018,215
Brokered deposits	186,958	243,167	168,727

Total deposits	3,649,235	3,504,110	3,186,942

Federal Home Loan Bank advances	405,894	517,160	638,091
Other borrowings	261,881	240,079	265,740
Other liabilities	47,259	45,055	41,940

Total liabilities	4,364,269	4,306,404	4,132,713

Stockholders’ equity	489,051	476,324	383,050

Total liabilities and stockholders’ equity	$4,853,320	$4,782,728	$4,515,763

Capital Ratios:
Equity to asset ratio	10.08%	9.96%	8.48%
Tangible equity to asset ratio (o)	9.00	8.85	7.69
Tangible common equity to asset ratio (o)	9.00	8.85	7.69
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	10.52	11.01	10.35
Tier 1 risk-based capital (g) (required: 4.00%; well-capitalized: 6.00%)	12.54	13.65	13.16
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	13.56	14.70	14.36
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$24,051	$26,776	$30,950
Troubled debt restructuring (accruing)	22,600	14,215	12,332
Assets acquired through foreclosure	5,734	6,307	4,532

Total nonperforming assets	$52,385	$47,298	$47,814

Past due loans (h)	$—	$678	$533
Allowance for loan losses	$39,426	$39,484	$41,244
Ratio of nonperforming assets to total assets	1.08%	0.99%	1.06%
Ratio of nonperforming assets (excluding accruing TDR) to total assets	0.61	0.69	0.79
Ratio of allowance for loan losses to total gross loans (i)	1.23	1.24	1.40
Ratio of allowance for loan losses to nonaccruing loans	164	147	133
Ratio of quarterly net charge-offs/(recoveries) to average gross loans (a)(e)	0.08	0.29	0.20
Ratio of year-to-date net charge-offs to average gross loans (a)(e)	0.18	0.21	0.34

See “Notes”

15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	December 31, 2014			September 30, 2014			December 31, 2013
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$942,372	$11,380	4.83%	$885,953	10,670	4.82%	$815,671	$9,700	4.76%
Residential real estate loans (l)	246,462	2,537	4.12	245,085	2,345	3.83	256,418	2,452	3.83
Commercial loans	1,672,848	19,078	4.50	1,639,318	18,276	4.40	1,557,022	17,302	4.38
Consumer loans	326,174	3,682	4.48	317,053	3,559	4.45	297,219	3,417	4.56

Total loans (l)	3,187,856	36,677	4.62	3,087,409	34,850	4.53	2,926,330	32,871	4.51
Mortgage-backed securities (d)	697,346	3,381	1.94	689,123	3,317	1.93	674,586	3,270	1.94
Investment securities (d)	158,317	842	3.03	158,087	837	3.07	129,577	693	3.16
Reverse mortgage and related assets (n)	29,294	1,212	16.55	31,435	1,323	16.83	39,971	1,242	12.43
Other interest-earning assets	23,784	228	3.80	34,535	472	5.42	33,304	257	3.06

Total interest-earning assets	4,096,597	42,340	4.18	4,000,589	40,799	4.13	3,803,768	38,333	4.09

Allowance for loan losses	(39,597)			(41,694)			(41,817)
Cash and due from banks	86,435			84,647			85,972
Cash in non-owned ATMs	384,099			377,879			387,164
Bank owned life insurance	76,358			67,089			63,115
Other noninterest-earning assets	155,784			133,567			130,857

Total assets	$4,759,676			$4,622,077			$4,429,059

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$670,379	$162	0.10%	$640,401	155	0.10%	$634,274	$160	0.10%
Money market	873,635	461	0.21	783,561	374	0.19	790,602	292	0.15
Savings	404,644	54	0.05	400,049	58	0.06	383,637	56	0.06
Customer time deposits	511,342	1,089	0.84	472,853	1,031	0.87	481,148	1,018	0.84

Total interest-bearing customer deposits	2,460,000	1,766	0.28	2,296,864	1,618	0.28	2,289,661	1,526	0.26
Brokered deposits	223,195	192	0.34	221,298	205	0.37	174,056	140	0.32

Total interest-bearing deposits	2,683,195	1,958	0.29	2,518,162	1,823	0.29	2,463,717	1,666	0.27
FHLB of Pittsburgh advances	451,674	577	0.50	611,327	663	0.42	611,473	498	0.32
Trust preferred borrowings	67,011	333	1.94	67,011	332	1.94	67,011	336	1.96
Reverse mortgage bonds payable	—	—	—	—	—	—	25,550	60	0.92
Senior Debt	55,000	942	6.85	55,000	941	6.84	55,000	942	6.85
Other borrowed funds	148,062	291	0.79	149,939	293	0.78	147,322	285	0.77

Total interest-bearing liabilities	3,404,942	4,101	0.48	3,401,439	4,052	0.48	3,370,073	3,787	0.46

Noninterest-bearing demand deposits	826,817			734,490			638,716
Other noninterest-bearing liabilities	39,243			37,137			38,073
Stockholders’ equity	488,674			449,011			382,197

Total liabilities and stockholders’ equity	$4,759,676			$4,622,077			$4,429,059

Excess of interest-earning assets over interest-bearing liabilities	$691,655			$599,150			$433,695

Net interest and dividend income		$38,239			$36,747			$34,546

Interest rate spread
			3.70%			3.65%			3.63%

Net interest margin
			3.78%			3.73%			3.68%

See “Notes”

16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Stock Information:
Market price of common stock:
High	$79.97	$75.67	$79.11	$79.97	$79.11
Low	70.14	68.69	58.02	65.66	43.75
Close	76.89	71.61	77.53	76.89	77.53
Book value per share of common stock	52.01	50.70	43.06
Tangible book value per share of common stock (o)	45.89	44.50	38.68
Tangible common book value per share of common stock (o)	45.89	44.50	38.68
Number of shares of common stock outstanding (000s)	9,403	9,396	8,895
Other Financial Data:
One-year repricing gap to total assets (k)	0.63%	1.32%	3.28%
Weighted average duration of the MBS portfolio	4.0 years	4.8 years	5.3 years
Unrealized gains (losses) on securities available-for-sale, net of taxes	$2,653	$(3,384)	$(20,822)
Number of Associates (FTEs) (m)	841	822	762
Number of offices (branches, LPO’s, operations centers, etc.)	55	55	51
Number of WSFS owned ATMs	456	467	457

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes both securities held-to-maturity and securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario
(l)	Includes loans held-for-sale.
(m)	Includes seasonal Associates, when applicable.
(n)	Includes all reverse mortgage related revenue from the reverse mortgage loans and related interest income from Class O certificates and the BBB-rated traunch of a reverse mortgage security.
(o)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results.

17

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Non-GAAP Reconciliation (o):
Net Interest Income (GAAP)	$38,239	$36,747	$34,546	$144,507	$131,588
Noninterest Income (GAAP)	19,987	20,304	19,796	78,278	80,151
Less: Reverse mortgage consolidation gains	—	—	—	—	(3,801)
Less: Securities gains	(58)	(36)	(660)	(1,037)	(3,516)

Core noninterest income (non-GAAP)	19,929	20,269	19,136	77,240	72,834

Core net revenue (non-GAAP)	$58,168	$57,015	$53,682	$221,748	$204,422

	End of period
	December 31, 2014	September 30, 2014	December 31, 2013
Total assets	$4,853,320	$4,782,728	$4,515,763
Less: Goodwill and other intangible assets	(57,593)	(58,176)	(38,978)

Total tangible assets	$4,795,727	$4,724,552	$4,476,786

Total Stockholders’ equity	$489,051	$476,324	$383,050
Less: Goodwill and other intangible assets	(57,593)	(58,176)	(38,978)

Total tangible common equity	$431,458	$418,148	$344,073

Calculation of tangible common book value:
Book Value (GAAP)	$52.01	$50.70	$43.06
Tangible book value (non-GAAP)	45.89	44.50	38.68
Tangible common book value (non-GAAP)	45.89	44.50	38.68
Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	10.08%	9.96%	8.48%
Tangible equity to asset ratio (non-GAAP)	9.00	8.85	7.69
Tangible common equity to asset ratio (non-GAAP)	9.00	8.85	7.69

	Three months ended			Twelve months ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
GAAP net income allocable to common stockholders	$12,708	$11,413	$12,074	$53,757	$45,249
Add/(less): notable items (p)	994	2,382	(88)	(3,138)	(4,289)

Non-GAAP net income	$13,702	$13,795	$11,986	$50,619	$40,960

Return on Average Assets (ROA) (a)	1.07%	0.99%	1.09%	1.17%	1.04
Add/(less): notable items (a)(p)	0.08	0.20	(0.01)	(0.07)	(0.10)

Non-GAAP ROA (a)	1.15%	1.19%	1.08%	1.10%	0.94

GAAP EPS	$1.32	$1.23	$1.33	$5.78	$5.06
Add/(less): notable items (p)	0.11	0.25	(0.01)	(0.34)	(0.48)

Non-GAAP EPS	$1.43	$1.48	$1.32	$5.44	$4.57

(p)	Notable items consist of: security gains, corporate development costs, post-retirement benefit obligation catch-up, corporate litigation costs, fraud costs, reverse mortgage consolidation gains and related income tax benefit, net of taxes